Exhibit 99.1
FOR IMMEDIATE RELEASE
For more information, contact:
Debbie Bockius
636-728-3031
THERMADYNE HOLDINGS CORPORATION ANNOUNCES
2010 FIRST-QUARTER RESULTS
ST. LOUIS, MO — April 27, 2010 — Thermadyne Holdings Corporation (NASDAQ: THMD) today reported results for the three months ended March 31, 2010.
OVERVIEW

		Three Months Ended
	March 31
($millions, except EPS)	2010	2009	Incr/(Decr)
Sales	$96.6	$83.3	16%
Net Income	$2.3	($2.5)	$4.8
Earnings (Loss) Per Share	$0.17	($0.18)	$0.35
Net Cash From Operating Activities	$18.6	$3.0	$15.6
Operating EBITDA, as Adjusted	$13.2	$3.6	$9.6
Total Debt, Net of Cash	$185.0	$219.2	($34.2)
Financial Review
Net sales in the first quarter of 2010 were $96.6 million, an increase of 16% as compared to the first quarter of 2009. Excluding the impact of foreign currency translations, net sales increased 10% with international sales increasing 17% and U.S. sales increasing 5%.
Gross margin in the first quarter of 2010 increased to 33.5% of net sales as compared to 25.6% of net sales in the prior year first quarter. The improved gross margin in the first quarter of 2010 reflects the combined benefits of reduced costs for raw materials, cost savings from previously implemented staffing and operational restructurings, and the efficiencies from increased production volumes. The gross margin for the first quarter of 2010 represents a 200 basis point improvement over the gross margin, excluding LIFO, reported in the fourth quarter of 2009.
Selling, general and administrative costs were $21.8 million, or 22.5% of sales, in the first quarter of 2010 compared to $19.4 million, or 23.3% of sales, in the first quarter of 2009.
Interest costs were $6.3 million and $4.6 million in the first quarter of 2010 and 2009, respectively. The increase of $1.7 million results from the increased rates for the Second-Lien Agreement indebtedness and the Senior Subordinated Notes. The Senior Subordinated Notes Special Interest adjustment was 2.25% in the 2010 first quarter compared to 0.25% in the first quarter of 2009 and the Second-Lien indebtedness interest rate increased as a result of the refinancing in August 2009.

Net Income (Loss)
For the first quarter of 2010, the Company earned net income of $2.3 million, or $0.17 per diluted share, compared to the net loss of $2.5 million, or $0.18 loss per diluted share incurred during the first quarter of 2009.
Cash Flows From Operating Activities and Liquidity
Cash flow from operating activities provided $18.6 million of cash in the first quarter of 2010, and $3.0 million in the first quarter of 2009. The cash provided from operating activities in 2010 includes the benefit of the early payments of supplier invoices and customer rebates during the fourth quarter of 2009. These early payments reduced cash usage requirements approximately $14 million in the first quarter of 2010.
As of March 31, 2010, the Company had combined cash and availability under its revolver of $72 million.
Operating EBITDA, As Adjusted,
In the first quarter of 2010, operating EBITDA, as adjusted, was $13.2 million, 13.7% of net sales, compared to $3.6 million, 4.3% of net sales, in the first quarter of 2009. For the fourth quarter of 2009, operating EBITDA, as adjusted, was $10.1 million, 11.2% of net sales.
Outlook for 2010
Paul Melnuk, Thermadyne’s Chairman stated, “We are encouraged by the increasing pace of our sales during the quarter. The daily sales pace for the month of March was 10% greater than the average daily sales during the quarter due to increased demand in the U.S. market. This has continued through April suggesting that we may be in the early stages of recovery from the depressed levels of 2009.”
“I am pleased with the effectiveness of our operations response to the recent increase in volumes to maintain service levels for our customers. Higher volumes also provide increased utilization of our fixed costs contributing to improving margins. The improving economic outlook is pushing higher the costs of copper, steel, and brass. As a result, we will be increasing our selling prices in selected markets,” added Mr. Melnuk.
“We believe that our focus on working capital management will aid in maximizing cash flows. This improving working capital efficiency combined with positive cash flow generation and the strong liquidity position enabled us to repay $14 million of Second Lien indebtedness during April 2010. We expect to further reduce debt over the course of the year provided the business trends we have seen year-to-date continue,” concluded Mr. Melnuk.
Use of Non-GAAP Measures

Our discussions of operations include reference to “Operating EBITDA, as adjusted.” While a non-GAAP measure, management believes this measure enhances the reader’s understanding of underlying and continuing operating results in the periods presented. The Company defines “Operating EBITDA” as earnings before interest, taxes, depreciation, amortization, LIFO adjustments, stock-based compensation expense, minority interest, post-retirement benefit expense in excess of cash payments and the nonrecurring items of severance accruals and restructuring costs. The presentation of “Operating EBITDA, as adjusted” facilitates the reader’s ability to compare current period results to other periods by isolating certain unusual items of income or expense, such as those detailed in an attached schedule. Operating EBITDA, as adjusted, for certain unusual items is reflective of management measurements which focus on operating spending levels and efficiencies and less on the non-cash and unusual items believed to be nonrecurring. Additionally, non-GAAP measures such as Operating EBITDA and Operating EBITDA, as adjusted, are commonly used to value the business by investors and lenders.
A schedule is attached which reconciles Net Income (Loss) as shown in the Consolidated Statements of Operations to Operating EBITDA and Operating EBITDA, as adjusted.
Non-GAAP measurements such as “Operating EBITDA” and “Operating EBITDA, as adjusted” are not recognized in accordance with GAAP and should not be viewed as an alternative to GAAP measures of performance. Use of Operating EBITDA and Operating EBITDA, as adjusted, has material limitations, and therefore management provides reconciliation for the reader, of Operating EBITDA and Operating EBITDA, as adjusted, to Net Income.
The financial statement information presented in accordance with generally-accepted accounting principles (GAAP) and the non-GAAP measure have not been reviewed by an independent, registered public accounting firm.
Conference Call
Thermadyne will hold a teleconference on April 28, 2010 at 11:00 a.m. Eastern.
To participate via telephone, please dial:
•	U.S. and Canada: 1-800-779-8416

•	International 1-312-470-0177

•	Participant Passcode: THERMADYNE

•	(Conference ID 7302581)
Those wishing to participate are asked to dial in ten minutes before the conference begins. For those unable to participate in the live conference call, a recording of the conference will be available from April 28, 2010 at 12:00 noon Eastern until May 5, 2010 at 12:59 p.m. Eastern by dialing 1-888-562-2937 (Domestic/Canada) and 1-203-369-3751 (International). Enter conference ID Passcode of 3031 to listen to the recording.
About Thermadyne

Thermadyne, headquartered in St. Louis, Missouri, is a leading global manufacturer and marketer of metal cutting and welding products and accessories under a variety of leading premium brand names including Victor®, Tweco® / Arcair®, Thermal Dynamics®, Thermal Arc®, Stoody®, TurboTorch ®, Firepower® and Cigweld®. Its common shares trade on the NASDAQ under the symbol THMD. For more information about Thermadyne, its products and services, visit the Company’s web site at www.Thermadyne.com.
Cautionary Statement Regarding Forward-Looking Statements:
This press release contains forward-looking statements within the meaning of the Private SecuritiesLitigation Reform Act of 1995. These statements reflect management’s current expectations and involve a number of risks and uncertainties. Actual results may differ materially from such statements due to a variety of factors that could adversely affect the Company’s operating results. These risks and factors are set forth in documents the Company files with the Securities and Exchange Commission, specifically in the Company’s most recent Annual Report on Form 10-K and other reports it files from time to time.

THERMADYNE HOLDINGS CORPORATION
FINANCIAL HIGHLIGHTS
(In thousands, except per share data)
UNAUDITED
Schedule 1
Condensed Consolidated Statements of Operations

	Three Months Ended March 31,
	2010	% of Sales	2009	% of Sales
Net sales	$96,617	100.0%	$83,311	100.0%
Cost of goods sold	64,232	66.5%	61,951	74.4%

Gross margin	32,385	33.5%	21,360	25.6%
Selling, general and administrative expenses	21,767	22.5%	19,442	23.3%
Amortization of intangibles	677	0.7%	671	0.8%

Operating income	9,941	10.3%	1,247	1.5%
Other income (expenses):
Interest	(6,336)	(6.6)%	(4,633)	(5.6)%
Amortization of deferred financing costs	(264)	(0.3)%	(236)	(0.3)%

Income (loss) before income tax provision	3,341	3.5%	(3,622)	(4.3)%
Income tax provision (benefit)	1,045	1.1%	(1,126)	(1.4)%

Net income (loss)	$2,296	2.4%	$(2,496)	(3.0)%

Basic and Diluted net income (loss) per share	$0.17		$(0.18)

THERMADYNE HOLDINGS CORPORATION
FINANCIAL HIGHLIGHTS
(In thousands)
UNAUDITED
Schedule 2
Condensed Consolidated Cash Flow Data

	Three Months Ended
	March 31, 2010	March 31, 2009
Cash flows from continuing operations
Cash flows from operating activities:
Net income (loss)	$2,296	$(2,496)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Depreciation and amortization	3,467	3,002
Deferred income taxes	(513)	(1,270)
Net Periodic post-retirement benefits	(35)	4

	5,215	(760)

Changes in operating assets and liabilities:
Accounts receivable	(5,571)	10,850
Inventories	(885)	12,155
Prepaids	1,687	528
Accounts payable	19,575	(8,341)
Accrued and other liabilities	2,088	(7,505)
Accrued interest	(4,233)	(3,688)
Accrued taxes	1,230	(132)
Other long-term liabilities	(475)	(108)

	13,416	3,759

Net cash provided by (used in) operating activities	18,631	2,999

Cash flows from investing activities:
Capital expenditures	(1,636)	(2,238)
Other, net	(81)	(55)

Net cash provided by (used in) investing activities	(1,717)	(2,293)

Cash flows from financing activities:
Borrowings under Working Capital Facility	—	8,923
Repayments of Working Capital Facility	(9,643)	(7,193)
Borrowings under Second-Lien Facility and other	—	75
Repayments of Second-Lien Facility and other	(72)	(518)
Termination payment from derivative counterparty	—	2,157
Other, net	72	(531)

Net cash provided by (used in) financing activities	(9,643)	2,913

Effect of exchange rate changes on cash and cash equivalents	195	(288)

Net cash provided by (used in) continuing operations	$7,466	$3,331

Net cash provided by (used in) discontinued operation	$—	$314

Total increase (decrease) in cash and cash equivalents	$7,466	$3,645
Total cash and cash equivalents beginning of period (including cash of discontinued operations)	14,886	12,501

Total cash and cash equivalents end of period (including cash of discontinued operations)	$22,352	$16,146

THERMADYNE HOLDINGS CORPORATION
FINANCIAL HIGHLIGHTS
(In thousands)
Schedule 3

	March 31,	December 31,
	2010	2009
	UNAUDITED
ASSETS

Cash and cash equivalents	$22,352	$14,886
Accounts receivable, net	62,248	56,589
Inventories	75,540	74,381
Prepaid expenses and other	7,753	9,255
Deferred tax assets	3,008	3,008

Total current assets	170,901	158,119
Property, plant and equipment, net	46,493	46,687
Goodwill	187,880	187,818
Intangibles, net	57,855	58,451
Other assets	3,606	3,870

Total assets	$466,735	$454,945

LIABILITIES AND SHAREHOLDERS’ EQUITY

Working capital facility	$—	$9,643
Current maturities of long-term obligations	17,089	8,915
Accounts payable	29,727	9,598
Accrued and other liabilities	25,391	23,119
Accrued interest	3,375	7,608
Income taxes payable	1,938	705
Deferred tax liabilities	2,793	2,793

Total current liabilities	80,313	62,381
Long-term obligations, less current maturities	190,235	198,466
Deferred tax liabilities	52,384	52,835
Other long-term liabilities	13,106	13,471
Total shareholders’ equity	130,697	127,792

Total liabilities and shareholders’ equity	$466,735	$454,945

Long-term Obligations	March 31,	December 31,
	2010	2009

Working Capital Facility	$—	$9,643
Second-Lien Facility	25,000	25,000
Issuance discount on Second-Lien Facility	(1,562)	(1,703)
Senior Subordinated Notes, due February 1, 2014, 9 1/4% interest payable semiannually on February 1 and August 1	172,327	172,327
Capital leases and other	11,559	11,757

	207,324	217,024
Current maturities and working capital facility	(17,089)	(18,558)

	$190,235	$198,466

THERMADYNE HOLDINGS CORPORATION
FINANCIAL HIGHLIGHTS
(In thousands)
UNAUDITED
Schedule 4
Working Capital Efficiency Information

	2010		2009
	March 31,	December 31,	September 30,	June 30,	March 31,
Accounts receivable, net	$62,248	$56,589	$57,018	$56,287	$60,457
Inventories	75,540	74,381	77,476	83,170	89,493
Accounts payable	(29,727)	(9,598)	(21,596)	(21,365)	(22,182)

	$108,061	$121,372	$112,898	$118,092	$127,768

% Annualized Sales	28.0%	33.7%	31.5%	34.8%	38.3%

DSO	58.0	56.6	57.3	59.7	65.3
Inventory Turns	3.40	3.30	3.13	2.88	2.77
DPO	41.7	14.1	32.0	32.1	32.2
Calculation Notes

% Annualized Sales = Net amount compared to annualized quarterly sales

DSO = Accounts receivable compared to related quarterly sales multiplied by 90

Inventory Turns = Quarterly cost of sales annualized divided by inventory

DPO = Accounts payable compared to related quarterly cost of sales multiplied by 90

THERMADYNE HOLDINGS CORPORATION
FINANCIAL HIGHLIGHTS
(In millions)
Schedule 5
Reconciliations of Net Income (Loss) to Operating EBITDA (1) and Operating EBITDA, as adjusted (1)

	Three Months Ended March 31,
	2010	2009
Net income (loss) from continuing operations	$2.3	$(2.5)
Plus:
Depreciation and amortization including deferred financing fees	3.4	3.0
Interest expense, net	6.2	4.6
Provision for income taxes	1.0	(1.1)

EBITDA (1)	$12.9	$4.0

Net periodic postretirement cash payments in excess of benefits	(0.2)	—
LIFO	0.1	(1.0)
Severance accrual	0.3	1.3
Stock compensation expense	0.1	(0.7)

Operating EBITDA, as adjusted (1)	$13.2	$3.6

Percentage of Net Sales	13.7%	4.3%

(1)	A Non-GAAP measure

THERMADYNE HOLDINGS CORPORATION
NET INCOME AND OTHER INFORMATION — TRAILING FIVE QUARTERS
(In thousands)
UNAUDITED
Schedule 6

	2010		2009
	March 31,	December 31,	September 30,	June 30,	March 31,
Net sales	$96,617	$90,038	$89,501	$84,805	$83,311
Gross Margin % of Sales	33.5%	31.9%	32.2%	29.4%	25.6%
SGA % of Sales	22.5%	24.4%	24.3%	21.5%	23.3%
Net income (loss) from continuing operations	2,296	(681)	3,726	582	(2,496)
Income (loss) from discontinued operations, net of tax	—	—	1,118	1,933	—

Net income (loss)	$2,296	$(681)	$4,844	$2,515	$(2,496)

Diluted net income (loss) per share :
Continuing operations	$0.17	$(0.05)	$0.27	$0.04	$(0.18)
Discontinued operations	—	—	0.08	0.14	—

Net income (loss)	$0.17	$(0.05)	$0.35	$0.18	$(0.18)

Other Information:
Gross Margin, excluding LIFO, % of Sales	33.6%	31.6%	30.2%	28.0%	24.4%

Operating EBITDA, as adjusted	$13,200	$10,100	$9,000	$7,400	$3,600
% of Sales	13.7%	11.2%	10.1%	8.7%	4.3%
Cash Flows:
Net cash provided by/(used in) operating activities	$18,631	$(8,894)	$9,046	$18,932	$2,999
Capital expenditures	1,636	3,069	653	1,735	2,238

Free Cash Flow	$16,995	$(11,963)	$8,393	$17,197	$761